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                                                                   EXHIBIT 10.73

                         CLAIMS ADMINISTRATION AGREEMENT

                                     between

               INTERNATIONAL CATASTROPHE INSURANCE MANAGERS, LLC.

                      INSURANCE MANAGEMENT SOLUTIONS, INC.

                                       and

                        AXA RE AMERICA INSURANCE COMPANY

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                         CLAIMS ADMINISTRATION AGREEMENT

                                     between

               INTERNATIONAL CATASTROPHE INSURANCE MANAGERS, LLC.
                    (hereinafter called the "General Agent")


                      INSURANCE MANAGEMENT SOLUTIONS, INC.
                    (hereinafter called the "Administrator")

                                       and

                        AXA RE AMERICA INSURANCE COMPANY

                       (hereinafter called the "Company")

                  made as of the  26th day of  Nov, 2001_____


                                    RECITALS

         A. The Company has entered into a general agency agreement dated as of ______ _, ______ (the "Agency Agreement") with the General Agent for the issuance and administration of insurance policies and renewals thereof in certain states (the "Policy" or "Policies").

         B. The Administrator has substantial expertise in the administration of insurance claims and is duly qualified to administer and adjust claims arising under the Policies.

         C. The Company would like the General Agent to supervise the administration and adjustment of such claims by the Administrator, and the General Agent is willing to do so on behalf of the Company in accordance with the terms of this Agreement.

         D. The Company and the General Agent would like the Administrator to administer and adjust such claims, and the Administrator is willing to do so on behalf of the Company and the General Agent in accordance with the terms of this Agreement.

         E. The General Agent and the Administrator acknowledge and agree that the Company, being at risk and having ultimate responsibility for the Policies, shall at all times have ultimate discretion with respect to all matters pertaining to the Policies; further, that consistent with the intention of the parties to produce an operating profit for the Company, the General Agent and the Administrator shall perform their duties under this Agreement in an ethical, legal and professional manner.

         F. The Company desires to protect its rights and interests under the Claims Agreement by securing the assignment and assumption of obligations thereunder, and General Agent and Administrator are willing to provide such security to the Company in accordance with the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed as follows:

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                                    ARTICLE I

                     AUTHORITY AND SERVICES OF ADMINISTRATOR

1.1 Definitions. Unless the context clearly requires otherwise, the following terms when used in this Agreement shall have the meanings set forth below:

A. "Business Day" means any day other than a Saturday, Sunday or other day which is a bank holiday for Florida State banks or a Company paid holiday (New Year's Day, Memorial Day, Independence Day, Thanksgiving Day, day after Thanksgiving, Christmas Eve (after 12 P.M. Eastern Standard Time) and Christmas Day).

B. "Technical Information" means and shall include (without limitation) computer programs, databases, designs, algorithms, processes, structures, data formats, business methods, know how, and research and development information.

1.2 Authority. The Administrator shall administer and adjust all claims (hereinafter, "Claims") arising under the Policies (including claims arising out of Policies written for the Company's participation in mandatory underwriting facilities, including but not limited to, joint underwriting associations or assigned risk pools) in accordance with the terms and conditions of the Policies and as authorized by the Company and underwritten on the Company's behalf by International Catastrophe Insurance Managers, LLC. All Claims Services (as defined below) provided by the Administrator under this Agreement are to be within authority limits and guidelines set forth within this Agreement. However, the Company shall have the ultimate and final authority over decisions and policies including, without limitation, coverage available under its policies, and the payment or non-payment of Claims.

1.3 Company Consent. The Company hereby consents to the Administrator's assumption of the General Agent's obligations and liabilities to the extent set forth in this Agreement.

1.4 Services. The Administrator shall perform the following claims services (hereinafter, "Claim Services") in compliance with applicable law and pursuant to the Company's and the General Agent's written instructions, practices and procedures, subject to periodic review and audit thereof by the Company and/or the General Agent throughout the term or this Agreement:

         (a) Record, examine and promptly report each Claim to the Company and the General Agent, as well as any reserve established therefor by the Administrator.

         (b) Maintain a Claim file for each reported Claim (some of which may be maintained in electronic form) containing, among other things, a copy of the declarations page of the relevant Policy (which shall clearly identify the Policy and the insured) and an electronic activity log (detailing all documents and correspondence in said Claims file and actions taken by the Administrator and/or the claimant).

         (c) Perform reasonable and necessary administrative and clerical work in connection with reported claims, including, without limitation, the following:

                  (i) Investigate all reported claims to the extent the Administrator deems reasonably necessary.

                  (ii) Determine and evaluate any coverage issues in connection with the Claims and refer same to the Company and the General Agent or counsel with recommendations.

                  (iii) In cases where coverage data has been supplied by the Company, establish appropriate reserves for all Claims within 10 days from the date the Claim is received by the Administrator, subject, however to the right of the Company, based on its practices and

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         procedures, to adjust the amounts of such reserves, on an aggregate claim basis, for all features or coverages arising out of a single loss occurrence.

                  (iv) When authorized by the Company, deny coverage for those Claims which the Company reasonably determines should be denied.

                  (v) Adjust, handle, or settle to a conclusion Claims in accordance with state law and the terms of the Policies.

                  (vi) The Administrator is authorized to settle Claims up to $15,000 per Claim, or such different amounts per Claim as may be approved by the General Agent in writing; but in no event shall the Administrator's Claim settlement authority exceed $50,000 without the Company's prior written consent (sent via US mail, e-mail or fax).

                  (vii) Adjust all Claims only through adjusters who are currently licensed (as necessary) as independent adjusters, or Company/General Agent and/or Administrator employee adjusters and appointed by the Company and the General Agent; provided, however, that the Administrator shall not subcontract any of their obligations hereunder (other than hiring local adjusters to investigate specific Claims) without obtaining the prior written consent of the Company and the General Agent and their respective prior approval of the terms of any proposed subcontract. The Administrator shall promptly provide the Company and the General Agent with such information as the Company and/or the General Agent may request in order to evaluate the prospective subcontractor. Any subcontractor must be currently licensed (as necessary) as an independent adjuster. The Company and/or the General Agent retain the right to select the authorized subcontractors All fees paid to any authorized subcontractor shall not exceed the usual and customary charges.

                  (viii) Prepare information reasonably necessary or any salvage, subrogation or contribution action which in the General Agent's and/or the Administrator's judgment may inure to the benefit of the Company.

                  (ix) When authorized by the Company, appoint independent counsel, as necessary to provide legal services as part of the investigation of Claims, and/or the determination of policy coverage applicable. Counsel shall be selected from a list approved by the Company and the General Agent.

                  (x) Prepare checks, vouchers, compromise agreements, releases, and other documents reasonably necessary to pay Claims, close out Claims and pay authorized subcontractor fees and legal expense.

                  (xi) Continuously review outstanding Claim reserves and recommend to the Company and the General Agent any changes to such reserves deemed necessary by the Administrator; and provide the Company and the General Agent with monthly reports showing all outstanding Claims then being administered by the Administrator, the activity being performed with regard thereto, and any changes to outstanding reserves as of the date reported, all as more specifically provided in Section
         1.4 hereof.

                  (xii) Record and report promptly to the Company and the General Agent each loss and allocated loss adjustment expense paid, utilizing mutually agreed upon Claim disbursement, checking and coding procedures.

                  (xiii) Conduct and perform Claim reinspections and audits.

                  (xiv) Conduct and perform customer satisfaction surveys on all closed Claims and report promptly to the Company and the General Agent the results of these surveys, on a monthly basis.

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                  (xv) Perform special investigation services.

                  (xvi) Report loss information to ISO Claim Search, or any other loss reporting service to which the Company subscribes.

                  (xvii) Litigation and vendor management, in accordance with the other terms of this Agreement.

         (d) Periodically review the Claims handling procedure with the Company and the General Agent to identify any problems and to arrive at mutually agreeable corrective action.

         (e) Prepare and forward the Company's and the General Agent's respective required federal and state 1099 filings and prepare and distribute 1099 Forms to all applicable payees.

         (f) Report suspected fraud as required by any applicable statute or regulation in the state(s) where the Policies are issued.

         (g) Diligently pursue the Company's salvage, subrogation and contribution rights relating to any losses sustained under the Policies, and promptly report to the Company and the General Agent and account for any such salvage, subrogation and contribution collections. If a Policy contains other provisions, such as self-insured retention provision, require the Policyholder to furnish evidence of proper exhaustion of the self-insured retention.

         (h) Notify Company within 3 Business Days, and consult with the Company's and the General Agent's respective representatives (i.e., those individuals designated from time to time by the Company and the General Agent respectively), with respect to the following:

                  (i) Any loss or claim resulting in a lawsuit being instituted against the General Agent, the Administrator and/or the Company.

                  (ii) Any complaint, filed with, or any inquiry regarding same from, any insurance department or other regulatory authority relating to any loss or Claim which might result in regulatory action being taken against the Company, the General Agent or the Administrator; and in such case (1) the Administrator shall immediately forward to the Company and the General Agent a true copy of any written communication received from the regulatory authority, and (2) if a response affecting the Company, the General Agent or the Administrator is required, the Administrator shall, within five (5) Business Days after receipt of the inquiry, draft a response and submit it to the Company and the General Agent for approval before submitting same to the regulatory authority. The Administrator may respond directly to other complaints or inquiries arising in the normal course of business.

                  (iii) Any loss or Claim which the Administrator reasonably determines is not covered by the Company's policy or involves a coverage dispute.

                  (iv) Any loss or Claim which the Administrator anticipates will result in a loss payment (1) in excess of $15,000, and in such case the Administrator shall forward a copy of the complete Claim file to the Company and/or the General Agent at their respective request. All single Claim settlements in excess of $15,000 must be pre-approved in writing (via US mail, e-mail or fax) by the General Agent.

                  (v) Any Claim (1) open for more than twelve (12) months, or
         (2) which involves extra contractual allegations, or (3) is in excess of policy limits.

                  (vi) Any suspected fraud, or any allegation of "bad faith" in Claims handling against the General Agent, the Administrator or the Company.

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                  (vii) In any of the foregoing cases, the Administrator shall forward a copy of the complete Claim file to the Company and/or the General Agent within three (3) Business Days, at their respective request.

         (i) Maintain in good standing all licenses, permits or authorizations necessary or appropriate for the Administrator (and any adjuster, investigator or appraiser employed by the Administrator) to perform Claim Services under this Agreement in compliance with all applicable laws, rules and regulations; and use only independent adjusters, investigators or appraisers who are duly licensed (as necessary) in the states where their Claim Services are performed.

          (j) Neither the Administrator nor anyone appointed by it shall have any right or authority (i) to alter, modify, or terminate any Policy, (ii) to waive any Policy provision, or (iii) to commit the Company and/or the General Agent to any Claim settlement with any of the Company's reinsurers without the prior written consent of the Company and the General Agent.

         (k) The Administrator shall establish and maintain Claim reporting coverage and verification procedures through which Claims may be reported to the Administrator twenty-four (24) hours a day, seven (7) days a week. Claims will be verified by Administrator within the next Business Day of being reported.

         (l) To support catastrophe operations the Administrator shall provide the Company and the General Agent, subject to their recommendations, with the following specialized services in addition to those set forth hereinabove:

                  (i) Prior to and during catastrophic events the Administrator shall: (1) draft media communiques for release to appropriate parties, subject to the prior approval by the Company and the General Agent; (2) conduct adjuster workshops and develop training manuals; (3) provide storm tracking information and reserve equipment and supplies reasonably necessary to perform its obligations under this agreement; and (4) establish specific procedures that will provide direction to all personnel during a catastrophe.

                  (ii) During and immediately following catastrophic events the Administrator shall determine resources reasonably required to provide Claim Services to Policyholders that have been affected by said catastrophic event. The Administrator shall: (1) follow a procedure for the assignment and distribution of adjusters; (2) establish internal Claims examinations; (3) establish and maintain satellite service centers in reasonably close proximity to the affected area, as may be necessary; and (4) provide management oversight of all special operations, as may be reasonably necessary.

                  (iii) Following a catastrophic event, the Administrator shall assist in the Claim administration process by providing the Company and General Agent with management reports (as reasonably necessary) as well as audit and reinspection of Claims.

                  (iv) Following a catastrophic event, assign Cat Supervisors/Coordinators who will perform the following duties: 1) Assign all Claims to licensed independent adjusters when appropriate;
         2) maintain a diary system to ensure reserve reports are received timely from those adjusters; 3) ensure that the independent adjusters adhere to Claim reporting guidelines; 4) reassign files as necessary throughout the duration of a Catastrophe.

         (m) Company shall be notified immediately of all Claims that go to trial, whether or not such Claim is below the authority level. No verdict may be taken on any suit, regardless of offers or demands, without the prior approval of Company. No agreement which commits to binding arbitration, binding mediation or any non-jury trial format may be entered into without the prior approval of Company.

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1.5 Claims Reports and Files.

         (a) In addition to the daily and weekly reports, and all other reports specifically required to be provided to Company or General Agent under this Agreement, The Administrator, at its sole cost and expense, shall provide Claims reports ("Claims Reports") to the Company and the General Agent, in an electronic format mutually agreeable to the Company, Administrator and the General Agent, within fifteen (15) days after the end of each calendar month. The Claims Reports shall include the following:

         (i) Claim information and statistical data (1) required by the Insurance Services Office, (2) necessary for the Company and/or the General Agent to prepare any reports required by the National Association of Insurance Commissioners, (3) reasonably necessary for the Company and/or the General Agent to monitor and evaluate the Claim Services provided by Administrator under this Agreement, and (4) necessary to enable the Company and/or the General Agent to comply with any state or rating agency reporting requirements now or hereafter in effect. All information required by the Company and/or the General Agent to monitor and the Claim Services provided by Administrator under this Agreement and to comply with the Company's and/or the General Agent's state or other Claim related reporting requirements, now or hereafter imposed on the Company and/or the General Agent shall be deemed to have been reasonably requested hereunder. Notwithstanding anything hereinabove to the contrary, the Administrator shall furnish all such reports to the Company and the General Agent at least 20 days prior to applicable filing deadlines; provided, however, that Company provides Administrator in writing with reasonably advance notice of the applicable filing deadlines.

         (ii) Loss runs showing paid Claims on a monthly, year-to-date, and inception-to-date basis, and outstanding reserves remaining at the end of each month, by state, and categorized as indemnity, allocated loss adjustment expense or unallocated loss adjustment expense.

         Loss adjustment expenses shall be categorized as allocated loss adjustment expenses ("ALAE") or unallocated loss adjustment expenses ("ULAE") based on the revised NAIC definitions of ALAE and ULAE to be used for reporting purposes effective January 1, I998. ALAE are comprised of defense, litigation and medical cost containment expenses, whether internal or external. ALAE include (but are not limited to) the following expenses: (i) surveillance; (ii) fixed amounts for medical cost containment; (iii) litigation management; (iv) loss adjustment expenses for participation in voluntary and involuntary market pools if reported by accident year; (v) fees or salaries for appraisers, private investigators, hearing representatives, reinspectors and fraud investigators, if working in defense of a Claim, and fees or salaries for rehabilitation nurses, if such cost is not included in losses; (vi) attorney fees incurred by reason of a duty to defend, even when other coverage does not exist; and (vii) the cost of engaging experts. ULAE are comprised of those loss adjustment expenses other than ALAE as defined above. ULAE include (but are not limited to) the following expenses: (i) fees of adjusters and settling agents; (ii) loss adjustment expenses for participation in voluntary and involuntary market pools if reported by calendar year; (iii) attorney fees incurred in the determination of coverage, including litigation between the insurer and the policyholder; and (iv) fees or salaries for appraisers, private investigators, hearing representatives, reinspectors and fraud investigators, if working in the capacity of an adjuster.

         Loss reports will also include Catastrophe code numbers and/or any other information required for the Company's and/or the General Agent's respective annual statement or by state regulatory agencies.

         (iii) The number (count) of open Claims, new Claims, Claims closed with payment and Claims closed without payment, each count being shown:

                           - monthly and year-to-date, and
                           - by line of business and by State.

         (iv) Claim Register.

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         (v)    Check Register, including Outstanding Check Register.

         (vi)   Reserve and payment transaction journal.

         (vii) Large loss listing, including cumulative paid and outstanding reserves monthly.

         (viii) Aggregate loss runs (on a paid and incurred basis) by Policy, to include:


                    1.  New Claims Received End of Month
                    2.  Reopened Claims End of Month
                    3.  Claims Closed End of Month
                    4.  Claims Pending End of Month
                    5.  Paid (Indemnity) End of Month
                    6.  Paid (ALAE) End of Month
                    7.  Total Paid (Indemnity + ALAE) End of Month
                    8.  Outstanding Reserve (Indemnity) End of Month
                    9.  ITD - Total Paid (Indemnity) End of Month
                    10. ITD - Total Paid (ALAE) End of Month
                    11. ITD - Total Paid (Indemnity + ALAE) end of Month
                    12. ITD - Total Outstanding Reserve (Indemnity) End of Month


      The following reports shall also be included, provided Company and/or General Agent pay Administrator a programming set up fee for each report (that shall be based upon a time and materials rate):

                    1. Claims Pending End of Prior Month
                    2. Outstanding Reserve (Indemnity) End of Prior Month
                    3. Outstanding Reserve (ALAE) End of Prior Month
                    4. Total Outstanding Reserve (Indemnity + ALAE) End of Prior
                       Month
                    5. Outstanding Reserve (ALAE) End of Month
                    6. Total Outstanding Reserve (Indemnity + ALAE) End of Month
                    7. Incurred (Indemnity) End of Month
                    8. Incurred (ALAE) End of Month
                    9. Incurred (Indemnity + ALAE) End of Month
                    10.ITD - Total Outstanding Reserve (ALAE) End of Month 11.ITD - Total Outstanding Reserve (Indemnity + ALAE) End of
                       Month
                    12.ITD - Total Incurred (Indemnity) End of Month
                    13.ITD - Total Incurred (ALAE) End of Month
                    14.ITD - Total Incurred (Indemnity + ALAE) End of Month

The Administrator shall deliver to the Company and the General Agent copies of its computer databases ("Computer Data") maintained in support of their Claims Reports. The Administrator shall deliver the Computer Data in a format (i) reasonably acceptable to the Company and the General Agent and/or any entity which requires the data from the Company and/or the General Agent and (ii) readable on the Company's and the General Agent's and/or such entity's computer system, and which complies with the current file layout specifications and/or any subsequent applicable file layout provided by the Company and/or the General Agent. If the Computer Data requires conversion into a format that is readable on the Company's and the General Agent's and/or such entity's computer system (and which complies with the current file layout specifications and/or any subsequent applicable file layout provided by the Company and/or the General Agent), the Company and/or General Agent shall pay Administrator a format conversion fee that shall be based upon a time and materials rate. The Computer Data shall consist of all information contained in the Claims Reports including, with respect to each Claim, the Claim number, the Policy number, the name of the insured, the effective date and expiration date of the Policy, the type of loss by coverage, the date when the Claim was first reported to the Company and/or the General Agent, the



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accident date, the reserve, any paid loss, any paid loss adjustment expenses, and any salvage, subrogation or contribution recovery.

         (d) Subject to the provisions of Section 5.4(a), closed files shall be retained and preserved by the Administrator for a period of six (6) years from the date of the last file activity or until the expiration of the applicable statute of limitations period, whichever is later (hereafter the "Retention Period"). At the end of the Retention Period, the Administrator shall, in writing, request instructions from the Company and the General Agent as to the disposition of each closed file. As authorized by the Company and the General Agent, in writing, the Administrator shall (i) destroy the closed file, (ii) return the closed file to the Company or the General Agent, at the expense of the Company or the General Agent, or (iii) store the file at the Company's or the General Agent's expense which shall not exceed the Administrator's prevailing fee. Notwithstanding the foregoing, the Administrator shall retain a file, and the Retention Period shall be deemed extended, until there is a final, binding determination of the Claim by settlement, judgment, or otherwise.

         (e) All Claims files and records regarding the administration of Claims pursuant to this Agreement (including the financial records relating to the Claim Disbursement Account (as hereinafter defined) and the payment of Claims and allocated loss adjustment expenses) may be audited, examined, and copied by the Company, the General Agent, or their representatives, or any state insurance department or other regulatory body that so requires, at its expense, upon 10 days prior notice (except in the case of regulatory inquiry, in which case access will be granted on any Business Day with twenty four (24) hours of prior written notice to Administrator) on any Business Day, during normal business hour and for so long as Administrator is required to maintain such files and records. Notwithstanding anything to the contrary contained in this Agreement, the Company and the General Agent shall have the right at any time, in their sole discretion, to assume control over a particular Claim; provided, however, that the Administrator shall have no liability for any action or inaction that occurs or fails to occur with respect to such Claim after either Company or General Agent assume control over the Claim. The foregoing right to audit, examine, inspect and copy shall survive the termination of this Agreement for so long as Administrator is required to maintain such files and records.

         (f) The Administrator shall not use the name, logo, service mark, or authorized signatures of the Company or the General Agent, or any of their affiliates, in any advertising or promotional material without the prior written consent of the Company and/or the General Agent.

          (g) Claims files are and shall remain the property of the Company and shall be returned to the Company upon termination of this Agreement.

1.6 Claims Claim Disbursement Account. For purposes of paying Claims and Claims related expenses, the Company shall establish a claims disbursement account ("Claim Disbursement Account"), as more fully described in Exhibit A , attached to this Agreement. Checks drawn on the Claim Disbursement Account by the Administrator, or its agents or employees, shall be signed and issued only in accordance with procedures agreed upon in advance by the Company, the General Agent and the Administrator. Except as provided below, checks drawn on the Claim Disbursement Account must be signed by two (2) authorized officers or employees of the Administrator, whose names and positions shall be promptly reported to the Company and the General Agent, and no check or checks in relation to any one Claim shall exceed the sum of $15,000 in the aggregate, or such different amounts as may be approved by the General Agent in writing. Checks drawn on the Claim Disbursement Account by Administrator for $1,000 or less require one facsimile signature for proper disbursement. Checks for amounts in excess of $1,000 but less than $10,000 require one facsimile signature and one original signature, or two original signatures. Checks for amounts in excess of $10,000 require two original signatures. The Administrator's check payment authority shall not exceed $50,000 without the Company's prior written consent (sent via US mail, e-mail, or fax); for purposes of this Paragraph, a written consent to pay shall be deemed a written consent to issue a check.

Any monies collected by the Administrator for salvage, subrogation, contribution or deductible reimbursement shall be deposited in the Claim Disbursement Account immediately upon receipt thereof, and the Administrator shall maintain a register or other record of such collections and deposits. Such


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register or other record shall contain, among other things, the date and amount of deposit, the date of receipt of funds, the Claim number, the payer and the purpose of the payment, and a copy shall be forwarded to the reconciled with the Claim Disbursement Account on a monthly basis. The costs of collection for salvage, subrogation or contribution shall be limited to necessary payments made to independent third parties and shall not include Company and the General Agent monthly. Such register or record, and the Claim Register, shall be any Administrator's Expenses referred to in Section 1 .7 hereof .

1.7 Administrator's Expenses. In the performance of the Claim Services, the Administrator shall be solely responsible for its own expenses including, without limitation, the following: (a) cost of personnel employed by the Administrator to render Claim Services under this Agreement including salaries, overtime, payroll taxes, employee benefits and temporary help expenses, (b) rent, utilities, telephone, furniture, fixtures, equipment and software, postage, advertising, license fees, occupational taxes, and (c) miscellaneous administrative expenses and other overhead expenses of the Administrator.

1.8 Special Investigation Units. The Company has established a fraud detection program known as a Special Investigation Unit (hereinafter called "SIU") in accordance with Company policy and state law and regulations governing SIUs. The Administrator shall promptly report to the Company and the General Agent's SIUs suspected fraudulent Claims in order to assure compliance with state and federal anti-fraud statutes and regulations, and to advise underwriting of undesirable risks, and to facilitate and maintain working relationships with law enforcement agencies, (to the extent that Company is a member) the National Insurance Crime Bureau ("NICB"), and the appropriate divisions within the applicable Insurance Department, and to enable the Company and the General Agent to maintain a database of information related to insurance fraud.

1.9 Independent Contractor.

         (a) Nothing contained in this Agreement shall be deemed to create the relationship of employer and employee, partners, or joint venturers between the Company and/or the General Agent and/or the Administrator, it being understood and agreed that the General Agent and the Administrator are each independent contractors of the Company, with all rights, duties and powers as such.

         (b) The General Agent and the Administrator shall not act as insurers, nor shall they be, ultimately financially responsible for payment or satisfaction of Claims or causes of action against any insureds. Company acknowledges and agrees that neither Administrator nor General Agent assumes no insurance risk for the business processed under the Agency Agreement or this Agreement.

         (c) The General Agent and the Administrator shall not give, or be required to give, any legal opinion, or provide any legal representation, to any insured or to the Company, such opinions and representations to be provided only by duly licensed outside counsel employed for that purpose by the General Agent and/or the Administrator.

         (d) The Administrator and the General Agent agree that for purposes of interpreting the provisions of this Agreement they shall be deemed to be the Company's agents and they shall fully perform all of their respective obligations hereunder to the full extent required of an agent under the law.

1.10 Warranties. The General Agent and the Administrator hereby represent that they are duly authorized and licensed, to the extent necessary, to conduct the business contemplated under this Agreement and they shall comply with all applicable state laws and regulations having jurisdiction over the parties and the Policies, and shall, whenever necessary, maintain, at their respective expense, all required licenses to conduct such business.

1.11 Proprietary System.

         (a) Administrator may from time to time may use its own proprietary computer software products and account servicing methods and procedures ("Proprietary System") in the performance of the Claim Services. During any term of this Agreement, Administrator grants a personal, non-transferable, non-


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assignable, non-exclusive license to General Agent and Company to use portions of the Proprietary System as necessary for Administrator to perform the Claim Services under this Agreement. Further, no provision within this Agreement shall be interpreted as prohibiting Administrator from selling or licensing its Proprietary System to any other customer or prospective customer of Administrator.

         (b) Administrator from time to time, may also use proprietary third party computer software products and third party account servicing methods and procedures ("Third Party Proprietary System") in the performance of the Claim Services. No provision within this Agreement shall be interpreted as prohibiting Administrator or the Third Party Proprietary System vendor from selling or licensing the Third Party Proprietary System, or modifications and enhancements to the Third Party Proprietary System, to any other customer or prospective customer of Administrator, so long as Company's and/or General Agent's confidential information is not disclosed.

         (c) In addition, unless the Agreement is terminated for cause by the Administrator, the Administrator shall provide the Company and the General Agent (without charge to the Company and without cost to the Administrator) with a non-transferable, non-assignable, non-exclusive limited licenses to use the Computer Data and the portions of the Proprietary System (used by the Administrator in connection with the run off of the Claims under this Agreement) for the specific purpose of running of the Claims. The Administrator shall deliver the Proprietary System, as well as all necessary manuals, to the Company and the General Agent immediately upon delivery of the Computer Data to the Company and the General Agent. The Company and the General Agent acknowledge and agree that their use of the Computer Data and Proprietary System shall be limited to the administration and run-off of the Claims under this Agreement, and the furnishing of the Computer Data and Proprietary System to the Company and the General Agent by the Administrator shall not be construed to convey title to same, or any part thereof, to the Company and/or the General Agent, and shall not be construed as conferring upon the Company and/or the General Agent administering and running-off the Claims hereunder). The Company and the General Agent further agree that (i) they shall not copy any part of the Computer Data or Proprietary System, or the source or object code, except any right to sell, lease, transfer or dispose of all or any portion of the Computer Data or Proprietary System (except that same may be used by the Company and/or the General Agent's designee, if any, for the purpose of as may be reasonably required to and run-off the Claims hereunder), (ii) promptly upon completion of the administration and run-off of such business they shall return to the Administrator the Computer Data, the Proprietary System, the source and object code, and any other documents proprietary to the Administrator which were delivered to the Company and/or the General Agent pursuant to this Paragraph.

         (d) Other than the limited rights to use the Proprietary System and the Third Party Proprietary System, as provided above, this Agreement grants to Company and/or General Agent no right to possess or reproduce, download, reverse engineer, or obtain any other interest in, the Proprietary System or the Third Party Proprietary System, or their specifications in any tangible or intangible medium. Neither Company nor General Agent may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license, or sublicense the Proprietary System or the Third Party Proprietary System, nor allow any person, firm, entity or corporation to transmit, copy, reproduce, download, reverse engineer, or obtain any other interest in the Proprietary System or the Third Party Proprietary System, or their specifications in whole or in part. In the event Company and/or General Agent shall come into possession of any source or object code associated with the Proprietary System or the Third Party Proprietary System, Company and/or General Agent shall immediately notify Administrator and return the source or object code associated with Proprietary System or the Third Party Proprietary System in its possession and all copies of any kind thereof to Administrator.

         (e) Company and General Agent covenant and agree not to disclose or otherwise make the Proprietary System or the Third Party Proprietary System available to any person other than employees, insurance sales agents ("Agents") or representatives of the Company and General Agent required to have access or use of the Proprietary System or the Third Party Proprietary System to facilitate Administrator's. Company's and/or General Agent's performance under this Agreement. Company and General Agent agree to obligate each such employee, Agents, or representative to a level of care sufficient to protect the Proprietary System and the Third Party Proprietary System from unauthorized disclosure.

         (f) The obligations of Company, General Agent and Administrator under this Section 1.11 shall survive termination of this Agreement, regardless of the reason for termination.

                                    ARTICLE 2

                          COMPENSATION OF ADMINISTRATOR

2.1 Compensation. For all Claim Services to be rendered by the Administrator during the term of this Agreement, the Company shall pay the Administrator the fees set forth on Schedule 2 annexed hereto and made a part hereof. Payment of such fees shall be made in monthly installments. Company's failure to pay all fees and expenses when due shall be considered a material breach of this Agreement. Further, if Company fails to pay any fees and expenses due Administrator as herein provided, Company shall pay to Administrator in addition to all sums otherwise due, interest which shall accrue at 1.5% per month on such delinquency from the date the fees or expenses became past due. Failure or forbearance to exercise any of its rights and privileges hereunder shall not constitute the forfeiture or waiver of such rights and privileges on the part of Administrator.

2.2 Unearned Fees. The Compensation paid to the Administrator hereunder shall be paid subject to the Administrator's continuing obligation to refund to the Company any payment of compensation not yet earned ("Unearned Fees"). To secure the Company's rights to recover Unearned Fees the Company shall have either of the following options:

         (a) To require the Administrator to obtain, at its sole cost and expense, a payment bond naming the Company as obligee. The bond shall indemnify the Company from and against any and all unrecovered fees, losses, costs or expenses the Company may suffer as a result of the Administrator's failing to refund to the Company any and all Unearned Fees within the time specified in this Agreement. The Company in its reasonable discretion will determine the amount of the bond and the acceptability of the surety.

         (b) If the Company elects in lieu of the bond provided for in Section 2.2(a), or if the Administrator fails to obtain such bond after being required to do so by the Company, the Company may (without prejudice to any other rights it may have) withhold from the Administrator any compensation due hereunder, or any portion thereof which is then unearned or which would constitute a prepayment. In addition, the Company shall withhold from Administrator any and all sums otherwise payable as compensation, an amount equal to any Unearned Fees paid prior to the execution hereof. The amount to be so withheld shall be determined by the Company in its reasonable discretion.

2.3 Allocated Loss Adjustment Expenses. The Administrator shall pay on behalf of Company and out of the Company's Claim Disbursement Account, all loss adjustment expenses (ALAE and ULAE) associated with a particular Claim as well as legal Fees and associated legal costs, expert fees and costs, engineers fees and costs, surveillance fees and incidental fees for necessary reports, such as fire marshal and police reports.

                                    ARTICLE 3

                        DUTIES OF COMPANY & GENERAL AGENT

3.1 Standards. The Company and the General Agent shall provide the Administrator with, and the Administrator shall comply with, such reasonable standards, guidelines, policies and procedures which the Company and the General Agent may reasonably establish from time to time regarding Claims administration under the Policies. The Company and the General Agent shall cooperate with the Administrator to the extent reasonably necessary to enable the Administrator to adequately perform Claims Services under this Agreement, including, without limitation, responding promptly to the Administrator's requests for relevant information, promptly meeting as needed with the Administrator or persons designated by the Administrator, promptly making decisions on Claims matters as required by this Agreement, and promptly remitting funds to the Claim Disbursement Account as required by this Agreement. Company shall also provide to Administrator, in a timely manner, any and all data, information and other items reasonably required to enable Administrator to perform the Claim Services. Administrator acknowledges and agrees that delays in delivery of required documentation, data and/or information by Administrator will result in a similar delay in fulfilling Claim Services, and that such a delay in performing the Claim Services shall not be deemed a breach of the Agreement.

3.2 Loss Coverage. The Company and the General Agent shall have the obligation to provide timely and complete loss coverage in accordance with the terms of the Policies. The Company will make prompt determinations as to coverage where requested to do so by the Administrator. Where the Company makes a determination as to coverage, any liability, loss, cost or expense relating to such coverage shall be borne solely by the Company.

3.3 Administrator's Taxes. The Company and the General Agent shall not be responsible for any income tax (or any interest or penalty thereon) imposed upon the Administrator.

3.4 Administrator's Logo(s). The Company and the General Agent may not use the name, logo or service mark of the Administrator or any of its affiliates in any advertising or promotional material without the prior written consent of the Administrator.

3.5 Authorities. To the extent Administrator is obligated under this Agreement to report Claim statistics and information to ISO Claim Search, NICB and any other reporting bureaus, Company shall become a member of such bureau and shall supply Administrator the necessary passwords/software to accomplish any such reporting obligations.

                                    ARTICLE 4

                                    INDEMNITY

4.1 Administrator's Indemnification. The Administrator agrees to indemnify and hold the Company and the General Agent, their subsidiaries, successors and assigns, and the shareholders, directors, officers, agents and employees of any of them (collectively, the "Company & General Agent Indemnitees"), harmless against and in respect of any and all Claims, demands, actions, proceedings, liability, losses, damages, judgments, costs and expenses, including, without limitation, attorneys' fees, disbursements and court costs, made or instituted against or incurred by the Company & General Agent Indemnitees, or any of them, and which arise, directly or indirectly, out of any or all of the following:

              (a) any failure of the Administrator, or its employees, representatives, independent adjusters or approved subcontractors to perform its obligations under this Agreement

              (b) any expenses or costs incurred by the Company and/or the General Agent in performing the duties of the Administrator, in curing any defect in the performance of the Administrator, and/or in hiring one or more persons or entities to replace the Administrator by reason of the Administrator's failure to properly perform its duties hereunder;

              (c) any checks, overdrafts or other charges to, on, or related in any way, to the Claim Disbursement Account, provided, however, that no such check, overdraft or other charge was issued or incurred by Administrator as a result of any dishonest or other tortious act or omission by Administrator or any of its officers, directors, employees or agents.

              (d) any conversion or misappropriation by the Administrator of the funds entrusted to or put under the Administrator's control; and

              (e) any loss incurred by the Company & General Agent Indemnitees in excess of policy limits as well as any extra-contractual obligations, including but not limited to punitive, exemplary, compensatory or consequential damages suffered by the Company & General Agent Indemnitees arising out of or resulting from alleged or actual bad faith or negligence of the Administrator or its employees representatives, in discharging its obligations hereunder or to the insured.

4.2 Company's & General Agent's Indemnification. The Company and the General Agent agree to indemnify and hold the Administrator, its subsidiaries, successors and assigns, and the shareholders, directors, officers and employees of any of them (collectively, the "Administrator's Indemnitees"), harmless against and in respect of any and all claims, demands, actions, proceedings, liability, losses, damages (except consequential damages), judgments, costs and expenses, including, without limitation, attorney s fees, disbursements and court costs, made or instituted against or incurred by the Administrator Indemnitees, or any of them, and which arise, directly or indirectly, out of any failure of the Company and/or the General Agent or their employees or representatives, to perform its obligations under this Agreement.

4.3 Limit of Liability. Except for: (i) fees and expenses payable to Administrator under Article II of this Agreement; (ii) acts of fraud, or willful misconduct; and (iii) violations of Section 1.11 and Section 8.14 of this Agreement, (iv) any conversion or misappropriation by the Administrator of the funds entrusted to or put under the Administrator's control, each party's maximum liability ("Maximum Liability") to the other party for any cause whatsoever, during any one calendar year shall be limited to direct damages incurred by that party and shall not exceed the amount of compensation paid by the Company or General Agent to the for the six (6) months immediately preceding the breach or cause of liability. Further, Administrator shall not be liable for any lost profits, business goodwill, or other consequential, punitive, special or incidental damages incurred by Company or General Agent.

4.4 Survival of Indemnifications. The indemnifications set forth herein shall survive any termination of this Agreement.

4.5 Insurance. Throughout the term of this Agreement, the Administrator and any of its sub-contractors shall maintain errors and omissions insurance with a policy limit of at least $1,000,000 and a deductible no greater than $50,000, under a current paid up policy issued by an insurer reasonably acceptable to the Company and the General Agent. A current certificate of insurance shall be attached to this executed Agreement and a copy of the policy shall be furnished to the Company and/or the General Agent on demand.

                                    ARTICLE 5

                              TERM AND TERMINATION

5.1 Term. The term of this Agreement shall commence as of the date of this Agreement and shall continue until all Claims arising under the Policies have been closed, unless sooner terminated as hereinafter provided in this Article.

5.2 Voluntary Termination. The initial term of this Agreement shall be a twelve
(12) month period commencing as of the effective date of this Agreement. This Agreement shall automatically extend for additional twelve (12) month terms unless this Agreement is terminated as hereinafter set forth.

         (a) This Agreement may be terminated, without cause, (i) by the General Agent, and subject to Company's approval, upon one hundred twenty (120) days prior written notice; and (ii) by the Administrator, upon six (6) months prior written notice, provided such notice is effective no earlier than twelve (12) months after the effective date of this Agreement.

         (b) Notwithstanding the foregoing, the Company may terminate the General Agent's and Administrator's authority to administer and adjust Claims on the Company's behalf on no less than six (6) months prior written notice, which notice shall be effective no earlier than one (1) year after the effective date of this Agreement.

5.3 Termination for Cause.  This Agreement shall also terminate:

         (a) at the election of the Company and/or the General Agent, upon notice to the Administrator, if the Administrator becomes insolvent, if it makes an assignment for the benefit of its creditors, if a petition for relief under the Bankruptcy Code is filed by or against it (that is no dismissed within 30 days of being filed), or if a trustee, receiver or other custodian of its assets is appointed; or

         (b) at the election of the Company and/or the General Agent, upon notice to the Administrator, in the event of a Change of Control (as defined in Section 8.3), unless (i) the Administrator has provided the appropriate notice as described in Section 8.3 and (ii) the Company and the Administrator agree in writing to such Change of Control; or

         (c) at the election of the Company and/or the General Agent, upon notice to the Administrator, if any public authority cancels, declines to renew, or suspends, any license or certificate of authority of the Administrator which is necessary to the legal performance of its obligations under this Agreement; or

         (d) at the election of the Company and/or the General Agent, upon notice to the Administrator, in the event of any material change in the Company's and/or the General Agent's obligations under the Policies, or in their respective business prospects, caused by (i) a change in law or insurance regulations or (ii) any suspension, prohibition or cease and desist order or decree issued by any public authority having jurisdiction; or

         (e) at the election of the Company, upon notice to the General Agent and the Administrator, in the event of the cancellation of, or an adverse change in the terms, conditions or coverage of, the Company's reinsurance agreements with its reinsurers with respect to the Policies; or

          (f) upon the filing by or against the Company or the General Agent of a petition for relief under the Bankruptcy Code (that is not dismissed within 30 days of being filed), or the issuance of an order of liquidation or rehabilitation or similar action against the Company or the General Agent by any public authority having jurisdiction; or

          (g) at the election of the Company and/or the General Agent, upon notice to the Administrator, if the Administrator commits any of the following acts or omissions: fraud, gross negligence, or willful misconduct (which includes, but is not limited to, willful violation of the Administrator's contractual obligations or willful violation of any applicable law, rule or regulation governing or relating to the Administrator's performance of Claim Services hereunder); or

         (h) at the election of the Company and/or the General Agent, if the Administrator breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after notice thereof is given to the Administrator by the Company and/or the General Agent. For purposes of this subsection (h), routine differences in accounting methods of the parties which involve minor amounts, and do not involve recoveries collected and knowingly withheld by the Administrator, shall not constitute a failure to account and remit funds to the Company or the General Agent provided all items not in dispute are paid in accordance with the procedures set forth in this Agreement.

         (i) at the election of the Administrator, upon notice to the Company and the General Agent, in the event of a Change of Control (as defined in Section 8.3) by either Company or General Agent, unless (i) the Administrator has provided the appropriate notice as described in Section 8.3 and (ii) the Company, General Agent and the Administrator agree in writing to such Change of Control;

         (j) at the election of the Administrator, upon notice to the Company and/or the General Agent, if the Company and/or General Agent commit any of the following acts or omissions: fraud, gross negligence, or willful misconduct; or

         (k) at the election of the Administrator, if the Company and/or the General Agent breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after notice thereof is given to the Company and/or the General Agent.

5.4 Procedures Upon Termination by Company or General Agent. Upon the termination of this Agreement by the Company and/or the General Agent, the Company and the General Agent shall have either of the following options:

         (a) To assume control of such open and/or closed Claim files as the Company and the General Agent shall elect, in which case, the Administrator shall (at Company's expense) promptly transfer such Claim files to such location as the Company and the General Agent shall direct. The Administrator shall cooperate fully with the Company and the General Agent to effect an orderly transfer of Claim files to the Company and/or the General Agent, or their respective representatives, so that the Company's and the General Agent's liability for Claims or allocated loss adjustment expenses is not increased; or

         (b) To require the Administrator to continue to administer to a conclusion all such open Claims. The Claim Disbursement Account shall continue to be maintained by the Company and the General Agent with respect to such Claims.

5.5 Procedures Upon Termination by Company or General Agent. Upon the termination of this Agreement by the Administrator under Section 5.3 for "cause", the Company and /or the General Agent shall assume control of all open and/or closed Claim files, in which case, the Administrator shall (at Company's expense) promptly transfer such Claim files to such location as the Company and the General Agent shall direct. The Administrator shall cooperate fully with the Company and the General Agent to effect an orderly transfer of Claim files to the Company and/or the General Agent, or their respective representatives, so that the Company's and the General Agent's liability for Claims or allocated loss adjustment expenses is not INCREASED; provided, however, that upon termination of this Agreement Company shall become solely accountable and shall assume all responsibility for any pending claim files previously administered by Administrator under this Agreement.

5.6  Adjustment of Pre-Payment upon Termination and Indemnification.

         (a) In the event of termination of this Agreement under Article 5, the Company shall pay the Administrator for its Claim Services rendered on a pro-rata basis. The Administrator shall return to the Company any Unearned Fees, within thirty (30) days after demand therefor by the Company.

         (b) In the event of any termination of this Agreement by Company or General Agent (and not by Administrator) for "cause" under Section 5.3, if the Company and/or the General Agent take back any open Claim files from the Administrator and/or assigns the administration of such Claim files to any third party, the Administrator shall indemnify the Company & General Agent Indemnitees to the full extent set forth in Section 4.1 for all reasonable costs and expenses (other than loss payments under the Policies) related to the administration of such Claims.

5.7 Suspension of the Administrator's Authority. The Company and/or the General Agent may suspend the Administrator's authority hereunder to administer and adjust Claims during the pendency of any dispute regarding termination of this Agreement.

5.8 No Consequential Damages. Neither party, nor any of its employees or representatives shall have or assert any claim against the other party, their respective subsidiaries, successors and assigns, or the shareholders, directors, officers, agents or employees of any of them, for loss of business, loss of profits, or damage to goodwill or reputation, as a result of the termination of this Agreement in accordance with this Article 5.

                                    ARTICLE 6

                                   ARBITRATION

6.1 Disputes to be Arbitrated. Except as provided in Section 6.8, any dispute arising out of or relating to this Agreement or the enforcement hereof shall be determined by a board of arbitration meeting in New York City, New York unless otherwise agreed. Either party (hereinafter called the "Claimant") may commence an arbitration by serving a written demand for arbitration upon the other party (hereinafter called the "Respondent").

6.2 Board of Arbitration. The board of arbitration shall be composed of two arbitrators and an umpire. Each member of the board of arbitration shall be active or retired officials of insurance or insurance management companies (other than the parties or their affiliates), or underwriters at Lloyd's, London and shall be impartial and disinterested in the outcome of the arbitration. Each party shall appoint its arbitrator, and the two arbitrators shall choose an impartial umpire. The Claimant shall name its arbitrator in the demand for arbitration. If the Respondent fails to appoint its arbitrator and to notify Claimant of such appointment within twenty (20) days after receipt of the demand for arbitration, the Claimant may also appoint the second arbitrator within ten
(10) days after the expiration of said twenty (20) day period. If the two arbitrators fail to agree upon the appointment of an umpire at the end of twenty
(20) days following the appointment of the second arbitrator, then the umpire shall be appointed by the American Arbitration Association (or its successor) in accordance with its then prevailing commercial arbitration rules.

6.3 Statements. The Claimant shall submit to the arbitrators, the umpire and the Respondent its initial statement of claim within twenty (20) days after the appointment of the umpire. The Respondent shall submit its statement to the arbitrators, the umpire and the Claimant within twenty (20) days after receipt of the Claimant's statement. The Claimant may submit a reply statement within ten (10) days after receipt of Respondent's statement. No other written statements shall be submitted by either party unless requested to do so by the entire board of arbitration. If either party fails to submit its statement within the time required, it shall be deemed to have waived its right to submit same.

6.4 Hearing. Any hearing shall commence within thirty (30) days after submission of Claimant's reply statement, or after submission of Respondent's statement if Claimant does not submit a reply statement, or after submission of Claimant's statement if Respondent does not submit a reply statement, and shall be held at a time and place determined by the board of arbitration. The board of arbitration shall make its decision with regard to the custom, practice and usage of the insurance and reinsurance business. The hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration and evidence in the form of testimony may be taken and cross examination and rebuttal may be allowed. The board of arbitration shall have the right to award injunctive and other equitable relief where appropriate, but shall have no right to award punitive damages.

6.5 Award. The board of arbitration shall make its award in writing within forty-five (45) days following the termination of the hearing (or any continued hearing) unless the parties consent to an extension. The majority decision of the board of arbitration shall be final and binding on all parties to the proceeding. Judgment may be entered on the award in any court having jurisdiction thereof.

6.6 Costs. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear the expense of the umpire. The other costs of the arbitration proceeding shall be allocated by the board of arbitration. In the event of subsequent actions or proceedings to enforce any rights hereunder including, without limitation, any proceeding to enter judgment on the award, the prevailing party shall be entitled to recover court costs and its reasonable attorney s fees.

6.7 Service. Any demand for arbitration or other statement or notice provided for herein shall be served in the manner provided in Article 7.

6.8 Option to Bring Plenary Action. The Company may, in lieu of arbitration, elect to institute a plenary action against the Administrator in cases where the Company seeks to recover trust funds (as such term is defined in Section 9.3) or seeks injunctive or other equitable relief.

6.9 Law; Jurisdiction. The laws of the State of New York shall govern the interpretation and application of this Agreement and the enforcement of any arbitration award. Any suit, action or proceeding by or against either party to this Agreement, including any proceeding to compel arbitration, to confirm the arbitration award, or to enforce any remedy available to either party, shall be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, and each of the parties submits and consents to the non-exclusive jurisdiction of either of such courts for the purpose of any such suit, action or proceeding. Process in any such suit, action or proceeding may be served by registered or certified mail addressed to the party at its last known address.

                                    ARTICLE 7

                                     NOTICES

Any notice or other communication hereunder shall be in writing and shall be deemed fully made or given

(a) when hand delivered, (b) on the Business Day after it is delivered to a recognized overnight courier service for overnight delivery to a party at the address of such party stated below (or to such changed address as such party may have fixed by notice), or (c) three (3) Business Days after it is mailed postage prepaid, by registered or certified mail, return receipt requested, addressed to the address of such party stated below (or to such changed address as such party may have fixed by notice):

To the General Agent:

                 International Catastrophe Insurance Managers, LLC
                 2995 Wilderness Place, Suite I NE
                 Boulder, Colorado 80301
                 Att: Edmund J. Kelly, President and Chief Operating Officer

To the Administrator:

                 Insurance Management Solutions, Inc.
                 360 Central Avenue
                 St. Petersburg, Florida 33701
                 Att: David Howard, President

To the Company:

                AXA Re America Insurance Company
                17 State Street
                New York, New York 10006
                Att: John J. Bado, Assistant Vice President

                                    ARTICLE 8

                                  MISCELLANEOUS

8.1 Assignment. No party to this Agreement shall assign or otherwise transfer this Agreement or any rights hereunder without the prior written consent of all of the parties to this Agreement.

8.2 Trust Funds and Conversion. In any proceeding brought by the Company to recover funds due hereunder to the Company or insureds under the Policies (hereinafter called "trust funds"), the Administrator shall be obligated to account on its own records for such trust funds and to pay the Company all sums for which it cannot account. The Company shall be entitled to bring any and all proceedings available at law or equity to recover such funds, including without limitation claims for breach of contract, conversion and/or an accounting. In any such proceeding it shall be conclusively presumed that the Administrator is a fiduciary of the Company and the General Agent, is liable to the Company and the General Agent for trust funds which have not been timely accounted for, and the Administrator waives the right to trial by jury and any claim that the forum or situs for arbitration or other proceedings contemplated or arising hereunder is inconvenient. The Administrator shall retain the right to bring any separate proceeding it deems appropriate to recover on any claims the Administrator may have as a creditor of the Company and/or the General Agent, or otherwise, but the pendency of any such proceeding shall not delay, hinder or defeat the Company's right to promptly recover any trust funds then due or to levy upon any judgment therefor.

8.3 Change of Control. The Administrator shall notify the Company and the General Agent in writing at least thirty (30) days in advance of any of the following occurrences, each of which shall be deemed a "Change of Control" of the Administrator:

         (a) A sale, transfer or pledge, or the issuance to a new shareholder, of forty (40%) percent or more of the voting stock of the Administrator; or

         (b) A sale, transfer or pledge or a substantial portion of the material assets of the Administrator, or any merger or consolidation of the Administrator with another entity or entities; or

         (c) A change in any principal officer (CEO, COO, CFO, President) of the Administrator; or

         (d) An assignment or transfer of this Agreement or any rights hereunder by the Administrator.

8.4 No Third Party Benefits. This Agreement is for the sole and exclusive benefit of the parties and their successors and permitted assigns, and no third party is intended to or shall have any rights hereunder.

8.5 No Waiver. The failure of any party to insist upon strict compliance with any provision of this Agreement or to exercise any right or remedy hereunder, shall not constitute a waiver by such party of the provision or estop such party from thereafter demanding full and complete compliance therewith, or prevent such party from exercising such right or remedy in the future.

8.6 Entire Agreement. This Agreement, including the Schedules hereto, sets forth the entire understanding of the parties with respect to the transactions contemplated hereby, and merges and supersedes all prior discussions, agreements, promises, representations, warranties and arrangements of every kind and nature between the parties as to the subject matter hereof, and neither party shall be bound by any condition, warranty or representation provided for in this Agreement or as may be set forth in a subsequent writing signed by the party which is to be bound thereby. This Agreement may not be terminated, modified, amended or supplemented, nor may any provision hereof be waived, except by a writing signed by the party to be bound thereby.

8.7 Severability. If any provision of this Agreement shall be held invalid or unenforceable, such impediment shall attach only to such provision and shall not in any manner render invalid or unenforceable any other provision of this Agreement.

8.8 Headings. The headings used in this Agreement or any Schedules hereto are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

8.10 Schedules. The Schedules referred to in this Agreement are an integral part hereof and are deemed incorporated herein.

8.11 Further Assurances. The parties shall execute and deliver such other documents or instruments and take such other action as may reasonably be required to more effectively implement the provisions and intent of this Agreement.

8.12 Benefit of Parties. This Agreement shall bind and benefit the successors and permitted assigns of the parties.

8.13 Survival. All of the terms, covenants, agreements, obligations, conditions representations and warranties set forth herein and in any writing or document delivered pursuant hereto, shall survive the term of this agreement, or an earlier termination of this agreement, and shall continue in full force and effect so long as any liability or obligation hereunder is outstanding or unpaid; and the termination or cancellation of any Policy shall not discharge the obligations of the parties respecting claims, whether or not reported, incurred under the Policy on or before the effective date of termination or cancellation.

8.14 Confidentiality. The recipient ("Recipient") of confidential data and/or information pursuant to this Agreement shall maintain the confidentiality of all data and/or information which is the property of the other party ("Disclosing Party"), whether originally supplied by the Disclosing Party, or whether generated by the Disclosing Party in the course of performing or facilitating the Insurance Administration Services under this Agreement and which is directly accessible to the Recipient or is in the possession of Recipient in the implementation, facilitation and/or performance of the Insurance Administration Services. During any term of this Agreement, Recipient may acquire, know, or have within its possession, information (including, but not limited to, Technical Information) and/or data of the Disclosing Party concerning commercial and trade affairs, rating and underwriting rules and guidelines, the identity of clients, the identity of insureds and beneficiaries, claims, benefits, rates and Agents, financial information, the Proprietary System, the Third Party Proprietary System and business practices of the Disclosing Party ("Confidential Information"). Confidential Information which is provided in tangible form must be clearly marked "Confidential", "Proprietary" or the substantial equivalent thereof, or if orally disclosed must be clearly identified as "Confidential" or "Proprietary" at the time of the disclosure (except for Company's Technical Information, the identity of Company's or General Agent's clients, the identity of Company's or General Agent's insureds and beneficiaries, claims, benefits, and Agents, which will be deemed "Confidential Information" under this Agreement, regardless of whether marked as such). Except as required by law, Recipient shall keep Disclosing Party's Confidential Information confidential and shall only use the Confidential Information in performing or facilitating the Claim Services under this Agreement. Recipient shall not disclose the Confidential Information without Disclosing Party's prior written permission except to Recipient's employees who require the information to perform or facilitate the Claim Services under this Agreement. Each party hereto, as a Recipient, warrants to the other that appropriate measures shall be taken by Recipient to safeguard the confidentiality of the Confidential Information, with a level of care at least equal to the level of care with which Recipient safeguards its own confidential or proprietary information. All employees, agents or representatives of Recipient and any third parties who are given access to the Confidential Information shall be under written obligation to Recipient to maintain such information in confidence. Administrator, General Agent and Company agree that any Recipient shall have no obligation with respect to any information or data which:

         a) is already rightfully known to Recipient through means other than Disclosing Party; or

         b) is or becomes publicly known through no wrongful act of Recipient; or

         c) is rightfully obtained by Recipient from a third-party without similar restriction and without breach of this Agreement; or

         d) is independently developed by Recipient without breach of this Agreement.

Disclosing Party shall retain title to all Confidential Information (whether tangible or intangible) delivered thereby pursuant to this Agreement. Recipient shall not copy, reproduce or use any Confidential Information without written authorization of Disclosing Party, except as may be reasonably required to accomplish the Claim Services under this Agreement. Upon written request of Disclosing Party Recipient shall promptly return, or destroy with specific written permission of the Disclosing Party, all tangible copies containing Confidential Information, except those copies kept in the regular course of business, or that are required to be kept pursuant to any state or federal administrative, regulatory or statutory mandates. The obligations under this Paragraph shall survive the termination of this Agreement. Notwithstanding the foregoing, this Article shall not prevent the disclosure of Confidential Information to the extent legally required by any court or regulatory entity having jurisdiction over the parties. For purposes of Paragraph, Recipient and Disclosing Party shall include within their meaning all respective subsidiaries, agents, or Affiliates of the Recipient and Disclosing Party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Attest:                                     INTERNATIONAL CATASTROPHE INSURANCE
                                            MANAGERS, LLC.



/s/ John Gartling                           By: /s/  Edmund J. Kelly
-------------------------------                -------------------------------
    John Gartling                                Name:  Edmund J. Kelly
                                                 Title:  President & COO

Attest:                                     INSURANCE MANAGEMENT SOLUTIONS, INC.


/s/ Gail Basile                             By:  /s/ R.G. Gantley
  ---------------                                -----------------------------
    Gail Basile                                   Name: Robert G. Gantley
                                                  Title:  COO



Attest:                                     AXA RE AMERICA INSURANCE COMPANY




 /s/ Joscelin Burrer                        By: /s/ John J. Bado
 -------------------                            ------------------------------
    Joscelin Burrer                              Name:  John J. Bado
                                                 Title:  Asst. Vice President

                                    EXHIBIT A

                    To Claims Administration Agreement Dated
                As of, 2001 Between Administrator, General Agent
                          and Company (The "Agreement")

A. The Company shall establish a regular bank checking account with The Chase Manhattan Bank (the "Bank") entitled, Claim Disbursement Account (the Claim Disbursement Account") to be administered by the Administrator. The parties agree to establish the foregoing accounts within approximately 30 days of - the date hereof and to execute and deliver to the respective banks such depository resolutions, signature cards and other documents as may be requested of them in order to establish such accounts in accordance with the provisions of this Exhibit. The Claim Disbursement Account shall bear the employer identification number of the Company. The Claim Disbursement Account shall be used solely by Administrator to make payments of Claims or to pay Loss Expenses or to receive recoveries in accordance with the terms of this Exhibit and the Agreement. Checks drawn on the Claim Disbursement Account by Administrator for $1,000 or less require one facsimile signature for proper disbursement. Checks for amounts in excess of $1,000 but less than $10,000 require one facsimile signature and one original signature, or two original signatures. Checks for amounts in excess of $10,000 require two original signatures. All signatories must be Administrator employees.

B. The Company has a separate bank account in its own name with The Chase Manhattan Bank, which bank is a member of the New York Clearing House Association (the "Funding Account"). The Company authorizes its bank to transfer monies from the Funding Account to the Claim Disbursement Account by direct debit. The amount of any such daily direct debit shall not exceed the total of items presented for payment to the Bank on account of Claims and Allocated Loss Expenses on the preceding Business Day on a "cleared basis."

C. Administrator shall notify Company before making any payment in excess of the settlement authority as described in Exhibit A or $15,000 whichever is less.

D. Unless otherwise agreed to by the parties, the Claim Disbursement Account and the Funding Account shall be maintained in accordance with the foregoing for so long as Administrator shall be obligated to render the Claim Services with respect to any Claim under the Agreement.

E. The Administrator, as directed by the Company, shall immediately deposit all salvage, subrogation and other recoveries generated from Claims subject to this Agreement, into the Deposit Account facility to be added to the Claims disbursement account. All such recovery funds are for the sole benefit of the Company.

F. Monthly Claim Disbursement Account Reconciliations - Administrator shall be contractually required to:

             1. Prepare/forward (to Company for Company Funded Accounts), within 30 days of the Claim Disbursement Account reconciliation package which includes the following elements:

         a.       Bank Statements
         b.       Check Register
         c.       Outstanding Check Listing
         d.       Deposits Detail

                   1.     ACH's
                   2.     Recoveries
                   3.     Returns of Overpayments, etc, described in detail.
         e.       Disbursement Detail

                   1.     Issued Checks (Check Register, per b. above).

                   2. Bi-Weekly Check Disbursement Register via e-mail or fax to include the following:

                                                   a.    Check number
                                                   b.    Amount of check
                                                   c.    Date of disbursement

                                      d.  Effective date of policy/contract
                                      e.  Payee
                                      f.  Date of loss
                                      g.  Policy/Contract number
                                      h.  Line of Business
                                      i.  Property or Casualty sub lines
                                      j.  State - Location of Risk


                   3.   Other Disbursements described in detail

                   4.   Stop Payments

         f. Reconciliation of monthly net disbursements to consecutive months change in net reported paid losses per Loss Run

         g. Reconciliation of Account Balance per Bank versus Book.

G. Periodic Audits will be performed by the Company at its expense to ensure compliance with these controls.

H. At such time as Administrator is no longer obligated to provide the Basic Services with respect to any Claim under this Agreement, Administrator agrees to close the Claim Disbursement Account. Any recoveries received after the Claim Disbursement Account has been closed shall be forwarded immediately to the Company

                                    EXHIBIT B

                          COMPENSATION OF ADMINISTRATOR

I.       Definitions

Catastrophic property claims ("CAT Property Claims") shall mean all property Claims, within a specific geographical area, time and place, as declared by PCS, arising out of one event with projected losses exceeding $25,000,000.

II.      Outside Adjusting Fees

         A. Other than claims paid without payment ("CWOP") or an erroneous assignment, the claim fee for CAT Property Claims shall be based upon the amount of the paid claim as set forth in SCHEDULE A below.

         B. Other than CWOP, CAT Property Claims or an erroneous assignment, the claim fee for property claims ("Non-CAT Property Claims") shall be based upon the amount of the paid claim as set forth in SCHEDULE B below.

         C. The outside examining claim fee for CWOP, for both CAT Property Claims and Non-CAT Property Claims, shall be $125.00 per CWOP. Additionally, for erroneous assignments for both CAT and Non-CAT property claims, Company shall pay Administrator $44.00 per assignment.

III.     Inside Examining Fees

         A. Company shall pay Administrator two and sixty five hundredths percent (2.65%) multiplied times an amount equal to losses paid in connection with CAT Property Claims and Non-Cat Property Claims during any given month. The Administrator's fee shall be deposited to the Claim Account (as defined in the Agreement) on a monthly basis.

         B. The inside examining claim fee for CWOP, for both CAT Property Claims and Non-CAT Property Claims, shall be $125.00 per CWOP.

    Claim Fees shall be payable to the Administrator within thirty (30) days after the month in which the applicable Claim file is closed.

    The Administrator shall pay on behalf of Company and out of the Company's Claim Disbursement Account, all loss adjustment expenses (as more fully defined in this Agreement, and including Allocated Loss Adjustment Expenses) associated with a particular Claim as well as legal Fees and associated legal costs, expert fees and costs, engineers fees and costs, surveillance fees and incidental fees for necessary reports, such as fire marshal and police reports.

    The Administrator shall reinspect no less than fifteen (15%) percent of the closed Claims each calendar quarter in the first four (4) quarters of this Agreement, and no less than ten (10%) percent thereafter, for quality control purposes. All reinspections shall be conducted by adjusters approved by the Company and the General Agent, which approval shall not be unreasonably withheld.

IV. Additional Services

    All services performed by the Administrator on the Company's and/or the General Agent's behalf, which are outside the scope of the Claim Services to be performed under this Agreement, shall be compensated on a time and expense basis, calculated at the rate of $85 dollars per hour. All travel and incidental expenses, as authorized by the Company, and incurred by the General Agent's Claim representatives traveling to the Administrator's offices and/or to a catastrophe site will be reimbursed by the Administrator.

                 PROPERTY CLAIMS HANDLING FEE SCHEDULE A AND B

                                   SCHEDULE A

[*]

                                   SCHEDULE B

[*]


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                    EXHIBIT C

             CLAIM INFORMATION REPORT AND FILE LAYOUT SPECIFICATIONS

1. In general accordance with all the other terms and conditions of this Agreement, the Administrator shall provide the Company and/or General Agent with reports and data identified to be reasonably necessary for: ISO Statistical Plan reporting, State data calls, financial reporting, catastrophe management, business analysis, risk analysis, and for compliance with Federal, State and Local laws and regulations.

2. The data is to be supplied in an electronic format mutually acceptable to the Company and Administrator. The data will contain at least all the minimum data elements that the Company advises are reasonably necessary for its business report needs. The electronic data shall be sent to the Company and/or the general Agent no later than the 15th day of the month, following the closing of the prior reporting month.